Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-251643 and 333-224916) on Forms S-3 and S-8 of our reports dated March 9, 2022, with respect to the consolidated financial statements of Adams Resources & Energy, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
March 9, 2022